Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2009

SAN DIEGO, CA, February 18, 2010 — DJO Incorporated (“DJO” or the “Company”) a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2009.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.  The Company sold its Empi Therapy Solutions (“ETS”) catalog business in June 2009.  The ETS business, a non-core part of the Company’s Empi business unit, consisted primarily of the resale of non-DJO branded rehabilitation equipment and supplies and generated annual revenue of approximately $30 million.  Results of the ETS business for periods prior to the date of sale, have been presented as discontinued operations.  Certain prior period amounts have been reclassified to conform with this presentation.

Fourth Quarter Results

DJOFL achieved net sales from continuing operations for the fourth quarter of 2009 of $257.2 million, reflecting growth of 7.3 percent over net sales of $239.6 million for the fourth quarter of 2008.  On the basis of constant currency, excluding a $6.1 million favorable impact from changes in foreign exchange rates from rates in effect in the fourth quarter of 2008, sales in the fourth quarter of 2009 grew 4.8 percent over sales in the fourth quarter of 2008.  The fourth quarter of 2009 included approximately 65 shipping days, while the comparable 2008 period included 64 shipping days.

For the fourth quarter of 2009, DJOFL reported a net loss of $11.7 million, compared to a net loss of $38.4 million for the fourth quarter of 2008.  The results for the current and prior year fourth quarter periods were impacted by significant non-recurring charges and other adjustments related to the DJO Merger and certain other smaller acquisitions.

- more -

The Company defines Adjusted EBITDA as net income (loss) plus loss (income) from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of certain future cost savings expected to be achieved related to the DJO Merger and other recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes.  A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the fourth quarter of 2009, before future cost savings related to the DJO Merger and other recent acquisitions, was $73.2 million, or 28.5 percent of net sales, growing approximately 33.7 percent, compared to Adjusted EBITDA, before future cost savings, of $54.7 million, or 22.8 percent of net sales, for the fourth quarter of 2008.  The year-over-year improvement is primarily attributable to incremental cost savings realized from integration activities in connection with the DJO Merger and other cost savings initiatives, and the benefit of favorable changes in foreign currency exchange rates, which increased Adjusted EBITDA for the fourth quarter of 2009 by approximately $1.8 million, compared to what it would have been had rates in effect in the fourth quarter of 2008 remained in effect.

Cash flow from operations was $73.0 million in the fourth quarter of 2009 before cash interest paid of $67.7 million, but after funding cash payments of $5.2 million for non-recurring charges in connection with restructuring and integration activities related to the DJO Merger and other recent acquisitions.  The Company had cash balances of $44.6 million at December 31, 2009 and available liquidity of $100 million under its revolving line of credit.

Full Year 2009 Results

For the full year 2009, net revenues from continuing operations were $946.1 million, approximately even with net revenues from continuing operations of $948.5 million for the full year 2008.  Sales for the full year 2009 were reduced by approximately $13.9 million due to unfavorable changes in foreign currency exchange rates from the rates in effect for the full year 2008.  On the basis of constant currency, sales for the full year 2009 increased 1.2 percent over sales for the full year 2008.

- more -

For the full year 2009, DJOFL reported a net loss of $50.4 million, compared to a net loss of $97.8 million for the full year of 2008.  The results for the current and prior year were impacted by significant non-recurring charges and other adjustments related to the DJO Merger and certain other smaller acquisitions.

Adjusted EBITDA for the full year 2009, before future cost savings, was $250.4 million, or 26.5 percent of net sales, increasing 17.7 percent compared to $212.7 million, or 22.4 percent of net sales, for the full year 2008.  On the basis of constant currency, Adjusted EBITDA for the full year 2009 increased 20.4 percent over Adjusted EBITDA for the full year 2008.  After including future cost savings to be achieved related to the DJO Merger and other recent acquisitions of $3.6 million and net 2009 pre-closing EBITDA of $1.4 million related to acquisitions and immaterial product line divestitures completed in 2009, Adjusted EBITDA for the full year 2009 was $255.4 million, or 27.0 percent of net sales.

“In spite of one of the worst recessions in history, 2009 was a good year for DJO,” said Les Cross, president and chief executive officer.  “We achieved positive growth in net sales for the year on a constant currency basis.   We are very pleased to report that Adjusted EBITDA levels grew over 20% in constant currency in 2009, in spite of modest sales growth.  We also achieved a number of milestones in 2009, including the completion of most of our merger-related cost-savings initiatives, the sale of a non-core business to strengthen margins and sales focus in the EMPI business, the launch of key new products in several markets, the signing of several GPO contracts key to our Bracing & Supports business and the acquisition of three small international distributors to help us further expand margins and penetrate our international markets.  We also significantly improved our liquidity and leverage ratios in 2009.  We ended the year with cash and available capacity under our revolving line of credit aggregating approximately $144.6 million, up 36% from liquidity of $106.5 million at the end of 2008.  We successfully reduced our working capital in 2009 and improved both our days sales outstanding in accounts receivable and our inventory turns.  Our ratios of net senior secured debt and net total debt to Adjusted EBITDA improved to 3.9 and 6.9, respectively, by the end of 2009.  Additionally, on January 20, 2010, we successfully issued an additional $100 million of 10 7/8% senior unsecured notes due 2014, the proceeds of which were used to prepay amounts outstanding under our senior secured credit facilities, further reducing our senior secured leverage and adding additional flexibility to our capital structure.  On behalf of the DJO management team and our Board of Directors, I would like to extend our appreciation to all DJO employees for a job well done in 2009 under difficult market conditions.

“We are pleased to have finished a somewhat challenging year on a strong note, with both net sales and Adjusted EBITDA results for the fourth quarter establishing new Company records at $257.2 million and $73.2 million, respectively.

- more -

“Sales growth on a constant currency basis of almost 5% in the fourth quarter, compared to the fourth quarter of 2008, marked our best quarterly result for 2009 and was driven by steadily improving sales throughout 2009 across all of our business units.  Additionally, Adjusted EBITDA levels finished the year at 28.5% of net sales in the fourth quarter, expanding 390 basis points over the fourth quarter of last year and 100 basis points sequentially from the third quarter of 2009.  Adjusted EBITDA growth continues to be driven by the cost savings initiatives we have completed since the DJO Merger closed, combined with improving sales and a more favorable foreign currency exchange environment.

“Fourth quarter sales from our Domestic Rehabilitation segment, which includes our Bracing and Supports, Empi, Regeneration and Chattanooga businesses, grew 3.2% compared to the fourth quarter of 2008, and also by almost 3% sequentially from the third quarter of 2009 on a sales per day basis.

“Sales in our Domestic Surgical Implant segment grew 7.6% over the fourth quarter of 2008, led by strong sales of our Reverse Shoulder Prosthesis.

“Fourth quarter sales within our International segment were also strong, growing by more than 19%, compared to the fourth quarter of 2008.  Favorable changes in foreign currency exchange rates contributed $6.1 million in the fourth quarter of 2009.  Excluding the impact of foreign exchange, sales in our International segment increased by 8.7% compared to the fourth quarter of 2008, including the benefit of our small Australian and Canadian acquisitions that closed in February and August 2009, respectively.

“Looking ahead, we expect 2010 to be an exciting year for DJO.  We believe that the industry drivers that influence our businesses will continue to gradually improve and that our growth rates will therefore continue to trend favorably.  To complement these improving market conditions, Andrew Holman, who recently joined us as Executive Vice President, Sales and Marketing for our U.S. commercial businesses, brings new thinking to our domestic sales and marketing organization to drive the Company’s vision of commercial excellence.  To that end, we believe the time is now ripe to make certain necessary investments in our sales and marketing organization intended to accelerate our growth.  The cumulative benefits of our cost savings initiatives will permit us to increase certain spending for growth initiatives in 2010 and still deliver strong year over year growth in Adjusted EBITDA. Our 2010 reported results will also likely be impacted by changes in foreign currency exchange rates.  Foreign currency exchange was an unfavorable headwind for most of 2009, but was a positive contributor in the fourth quarter.  Recent volatility in certain exchange rates such as the Euro make it difficult to predict the effect foreign currency exchange rate changes will have on our results in 2010.

- more -

“The first quarter will be our longest quarter of 2010, with approximately 65 shipping days, or four additional days compared to the first quarter of 2009.  For the second through fourth quarters of 2010, the number of shipping days will be 64, 63 and 61, respectively.  As is usual in the first quarter of each year, we will incur seasonally higher sales and marketing expenses related to the timing of several national sales meetings and large industry events, such as the annual meeting of the American Academy of Orthopaedic Surgeons.  Accordingly, while we expect to report solid year-over-year growth in both revenue and Adjusted EBITDA in the first quarter, our first quarter Adjusted EBITDA and Adjusted EBITDA margin will likely reflect sequential declines from the fourth quarter of 2009.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1 PM, Eastern Time today, February 18, 2010.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 55891543.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga, DJO Surgical, Compex®, Cefar®-Compex® and Ormed®.  DJO uses its website as a channel of distribution of material Company information.  Financial and other material information regarding the Company is routinely posted and accessible at www.DJOglobal.com.

- more -

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations for its businesses relative to the current market conditions and a slowly improving sales environment within the global economy, U.S. and global recessions, foreign exchange environment, sales and Adjusted EBITDA levels and trends for 2010, gross profit margin expansion and cost reduction programs.  The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, Domestic Surgical Implant and International segments; successful execution of the Company’s sales strategies; the success of the Company’s cost reduction initiatives designed to improve gross profit margins, reduce operating expenses and increase cash flow; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger, recent notes offering, and other recent acquisitions; the impact on the Company and its customers from instability in the credit markets; the continued growth of the markets the Company addresses and any impact on these markets from deteriorating economic conditions in the U.S. and worldwide; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2009, filed on March 11, 2009 and October 29, 2009, respectively, with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

- tables to follow -

DJO Finance LLC

Unaudited Consolidated Statements of Operations

 (In thousands)

	Three Months Ended		Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$257,175	$239,567	$946,126	$948,469
Cost of sales	91,524	87,931	338,719	350,177
Gross profit	165,651	151,636	607,407	598,292
Operating expenses:
Selling, general and administrative	110,140	111,337	420,758	439,059
Research and development	5,959	6,259	23,540	26,938
Amortization and impairment of acquired intangibles	26,390	41,539	84,252	98,954
Operating income (loss)	23,162	(7,499)	78,857	33,341
Other income (expense):
Interest income	284	476	1,033	1,662
Interest expense	(39,713)	(43,407)	(157,032)	(173,162)
Other income (expense), net	3,064	(8,239)	6,073	(9,205)
Loss from continuing operations before income taxes	(13,203)	(58,669)	(71,069)	(147,364)
Benefit for income taxes	(1,777)	(20,715)	(21,678)	(49,681)
Loss from continuing operations	(11,426)	(37,954)	(49,391)	(97,683)
Income (loss) from discontinued operations, net of taxes	115	(187)	(319)	946
Net loss	(11,311)	(38,141)	(49,710)	(96,737)
Less: Net income attributable to noncontrolling interests	355	256	723	1,049
Net loss attributable to DJO Finance LLC	$(11,666)	$(38,397)	$(50,433)	$(97,786)

- more -

DJO Finance LLC

Unaudited Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$44,611	$30,483
Accounts receivable, net	146,212	164,618
Inventories, net	95,880	103,166
Deferred tax assets, net	40,448	34,039
Prepaid expenses and other current assets	14,725	16,923
Total current assets	341,876	349,229
Property and equipment, net	86,714	86,262
Goodwill	1,191,497	1,191,566
Intangible assets, net	1,187,677	1,260,472
Other non-current assets	42,415	52,601
Total assets	$2,850,179	$2,940,130

Liabilities, Minority Interests, and Membership Equity
Current liabilities:
Accounts payable	$42,144	$42,752
Accrued interest	10,968	10,966
Long-term debt and capital leases, current portion	14,008	11,549
Other current liabilities	90,608	104,401
Total current liabilities	157,728	169,668
Long-term debt and capital leases, net of current portion	1,798,862	1,832,044
Deferred tax liabilities, net	321,131	329,503
Other non-current liabilities	14,089	8,806
Total liabilities	2,291,810	2,340,021

Commitments and contingencies

Membership equity:
Additional paid-in capital	827,617	824,235
Accumulated deficit	(272,275)	(221,842)
Accumulated other comprehensive income (loss)	518	(4,027)
DJO Finance LLC membership equity	555,860	598,366
Noncontrolling interests	2,509	1,743
Total membership equity	558,369	600,109
Total liabilities and membership equity	$2,850,179	$2,940,130

- more -

DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended		Years Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales:
Domestic Rehabilitation Segment	$171,794	$166,456	$640,785	$634,559
International Segment	68,601	57,519	241,464	252,313
Domestic Surgical Implant Segment	16,780	15,593	63,877	61,597
Consolidated net sales	$257,175	$239,568	$946,126	$948,469

Gross profit:
Domestic Rehabilitation Segment	$114,565	$107,135	$425,475	$403,740
International Segment	38,497	34,175	137,142	151,901
Domestic Surgical Implant Segment	13,258	12,605	49,799	50,469
Expenses not allocated to segments/Eliminations	(669)	(2,278)	(5,009)	(7,818)
Consolidated gross profit	$165,651	$151,637	$607,407	$598,292

Operating income (loss):
Domestic Rehabilitation Segment	$50,423	$37,620	$177,962	$138,556
International Segment	15,495	11,492	49,051	55,295
Domestic Surgical Implant Segment	3,973	3,832	12,955	12,815
Expenses not allocated to segments/Eliminations	(46,729)	(60,443)	(161,111)	(173,325)
Consolidated operating income (loss)	$23,162	$(7,499)	$78,857	$33,341

- more -

DJO Finance LLC

Adjusted EBITDA

For the Three and Twelve Months Ended December 31, 2009

(unaudited)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million of senior notes and the $300.0 million of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus loss from discontinued operations, interest expense, net, provision (benefit) for income taxes, and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

- more -

The following table provides reconciliation between net loss and Adjusted EBITDA for the three and twelve months ended December 31, 2009 and 2008.

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2009	2008	2009	2008
Net loss attributable to DJO Finance LLC	$(11,666)	$(38,397)	$(50,433)	$(97,786)
Loss (income) from discontinued operations, net	(115)	187	319	(946)
Interest expense, net	39,429	42,931	155,999	171,500
Income tax benefit	(1,777)	(20,715)	(21,678)	(49,681)
Depreciation and amortization	33,716	47,709	112,148	122,450
Non-cash items (a)	1,228	177	4,208	6,081
Non-recurring items (b)	12,984	12,464	53,520	44,234
Other adjustment items, before future cost savings (c)	(595)	10,382	(2,280)	16,888

Other adjustment items — future cost savings applicable for twelve month periods only (d)	NA	NA	3,600	45,200
Adjusted EBITDA	$73,204	$54,738	$255,403	$257,940

(a)                            Non-cash items are comprised of the following:

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2009	2008	2009	2008
Stock compensation expense	$1,047	$177	$3,383	$1,381
Purchase accounting adjustments (1)	—	—	—	4,700
Loss on disposal of assets	181	—	825	—
Total non-cash items	$1,228	$177	$4,208	$6,081

(1)                                  Purchase accounting adjustments for the year ended December 31, 2008 represent expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger.

(b)                                 Non-recurring items are comprised of the following:

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2009	2008	2009	2008
Employee severance and relocation (1)	$2,220	$2,267	$8,619	$11,237
Integration expense (2)	7,425	7,529	26,827	27,750
ERP implementation	3,339	2,668	18,074	5,247
Total non-recurring items	$12,984	$12,464	$53,520	$44,234

(1)                                  Employee severance and relocation for the three months ended December 31, 2009 included $1.9 million of severance and retention in connection with our Chattanooga integration and $0.3 million related to employee relocation incurred in connection with certain restructuring activities.  Employee severance and relocation for the year ended December 31, 2009 included $5.4 million of severance and retention in connection with our Chattanooga integration, $1.8 million of severance in connection with our company-wide headcount reduction, $1.1 million related to the DJO merger and $0.4 million related to restructuring at our international locations.  Employee severance and relocation for the three months ended December 31, 2008 included $0.8 million and $1.5 million of employee severance incurred in connection with the DJO Merger and other recent acquisitions, respectively.  Employee severance and relocation for the year ended December 31, 2008 included $2.8 million in connection with the termination of a former executive officer, and $5.7 million and $2.7 million of employee severance incurred in connection with the DJO Merger and other recent acquisitions, respectively.

- more -

(2)                                  Integration expense for the three months ended December 31, 2009 included $6.4 million of integration costs incurred in connection with the DJO merger and $1.1 million related to restructuring at our international locations.  Integration expense for the year ended December 31, 2009 included $20.3 million of integration costs incurred in connection with the DJO Merger and $6.4 million related to restructuring at our international locations. Integration expense for the three months ended December 31, 2008 included integration costs incurred in connection with the DJO Merger.  Integration expense for the year ended December 31, 2008 included $23.1 million and $4.3 million of integration costs incurred in connection with the DJO Merger and other recent acquisitions, respectively.

(c)          Other adjustment items, before cost savings, are comprised of the following:

	(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2009	2008	2009	2008
Blackstone monitoring fees	$1,750	$1,750	$7,000	$7,000
Noncontrolling interest	355	256	723	1,049
Pre-acquisition EBITDA — applicable for twelve month period only (1)	NA	NA	1,709	—
Pre-disposition EBITDA — applicable for twelve month period only (2)	NA	NA	(348)	—
Other (3)	(2,700)	8,376	(11,364)	8,839
Total other adjustment items, before future cost savings	$(595)	$10,382	$(2,280)	$16,888

(1)                                  Represents pre-acquisition Adjusted EBITDA for an Australia subsidiary acquired in February 2009 and two Canada subsidiaries acquired in August 2009.

(2)                                  Represents pre-closing Adjusted EBITDA related to certain immaterial product lines sold in the three months ended December 31, 2009.

(3)                              For the three months and the year ended December 31, 2009 included a $3.1 million gain related to the sale of certain product lines and net foreign currency transaction losses.  In addition to these items, the year ended December 31, 2009 also included a gain of approximately $6.0 million related to the resolution of previously asserted reimbursement claims.  For the three months ended December 31, 2008 included net foreign currency transaction losses of $6.9 million, the settlement of a litigation contingency of $1.2 million, and the write off of an investment of $1.5 million. For the year ended December 31, 2008 included net foreign currency transaction losses of $7.9 million, the settlement of a litigation contingency of $1.2 million, and the write off of an investment of $1.5 million.

(d)                                 For the year ended December 31, 2009 included projected cost savings of $2.4 million in connection with the DJO Merger and $1.2 million in connection with our two Canada subsidiaries acquired in August 2009.  For the year ended December 31, 2008 included projected cost savings of $45.2 million related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger.

###